UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 1, 2008

IHOP Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 North Brand, Glendale, California	91203
(Address of Principal Executive Offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.                                    REGULATION FD DISCLOSURE.

In response to questions posed on its first quarter 2008 conference call with investors on April 28, 2008, IHOP Corp. (the “Company”) has elected to furnish the following additional information:

The Company anticipates that its effective tax rate for fiscal 2008 will be similar to the effective tax rate experienced in the first quarter 2008, reflecting an expected continuing benefit of compensation-related Tax Credits associated with Applebee’s company-owned restaurant operations.

The Company’s current intention is to complete a sale-leaseback of 191 company-owned Applebee’s restaurants, and use the proceeds to repay $350 million outstanding under the Company’s Series 2007-1 Class A-2-I-X Fixed Rate Term Senior Notes (the “Class A-2-I-X Notes”).  However, the Company has not yet determined how or when the properties will be sold.  The sale-leaseback transactions may be effected in a single, large transaction, through a series of smaller transactions effected over a period of time, or in some other fashion.

Until the Company determines how and when the sale-leaseback transactions are likely to be effected, it will not provide any estimate of expected after-tax cash proceeds from the sale-leaseback transactions.

The terms of the Class A-2-I-X Notes obligate the Company to use the proceeds from the sale-leaseback transactions to repay the Class A-2-I-X Notes.  If the Company repays the Class A-2-I-X Notes in whole or in part after June 20, 2008, and before December 2012, it will be required to make certain “make whole” payments on the Class A-2-I-X Notes.  Such make whole payments will generally be equivalent to the difference between (a) the net present value of all remaining interest and principal payments related to the early pay down amount assuming a December 2012 repayment date and (b) the principal only related to the early pay down amount.

If the Class A-2-I-X Notes, in whole or in part, remain outstanding after June 20, 2008, the interest rate applied to the outstanding balance is subject to adjustment. The “adjusted interest rate” would be the greater of (i) the current coupon rate; or (ii) a variable per annum rate equal to a specified swap rate plus 3.355%. As of April 30, 2008 the adjusted interest rate is less than the coupon rate. The formula for calculating the make whole and adjusted interest rate is set forth in the Indenture and related Supplements governing the Class A-2-I-X Notes.

For further information on the Company’s Series 2007-1 Class A-2-I-X Fixed Rate Term Senior Notes, refer to Exhibit 4.22 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The preceding paragraph contains forward-looking statements provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed. These factors include, but are not limited to the factors identified from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. IHOP Corp. disclaims any intent or obligation to update this forward-looking information.

The information set forth in response to this item shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2008	IHOP CORP.

	By:	/s/ Thomas G. Conforti
Thomas G. Conforti
Chief Financial Officer (Principal
Financial Officer)